DATE GRANTED


EMPLOYEE NAME
EMPLOYEE ADDRESS

Re:  Employment Related Stock Options, VarTech Systems Inc.
     and EMPLOYEE NAME, Social Security No. ______________

Dear EMPLOYEE NAME:

In accordance with the authority given to me by the Board of Directors of VarTech Systems Inc., I am pleased to advise you that as a result of your fine work with the company, you are hereby granted the option to purchase up to ________ shares of the authorized common stock of VarTech Systems Inc. upon the terms and conditions as set forth herein.

The purchase price for shares of stock purchased pursuant to this option shall be $_____ per share. You may exercise these options commencing ___________ for a period of ___ years from that date. Any option not exercised within that period shall be expired.

To exercise the options provided herein, you shall be required to give written notice of such exercise to the company by personal delivery to the Mr. Brent Hedges, Treasurer, or his successor. The notice of exercise shall state the number of shares to be purchased. The notice shall be accompanied by payment, by certified funds, of the option price for each option so exercised. The company shall then cause a timely issuance of certificates representing the shares so purchased through its transfer agent for delivery to you.

The company looks forward to a long and mutually profitable relationship concerning your employment.

Sincerely yours,

C. Wayne Prater, President and CEO


cc:  Brent Hedges, Treasurer

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